Exhibit 99.2

Tuesday June 7, 2004
FOR IMMEDIATE RELEASE

   New Frontier Energy, Inc. (NFEI) Provides Project Development Update

DENVER, CO – New Frontier Energy, Inc. (NFEI – OTCBB) today announced that the Company is producing gas from six of its coalbed methane wells and one conventional well in the Slater Dome/Coal Bank Draw Prospect (the “Slater Dome Prospect”). The 18-mile gas gathering line, that was constructed by Slater Dome Gathering, LLLP, is connected to the Questar gas transportation hub south of Baggs, Wyoming. The Company owns an indirect interest in the gas gathering line through its ownership of limited partnership interests in Slater Dome Gathering, LLLP.

The Slater Dome Prospect consists of approximately 31,631 gross acres of oil and gas leases operated by an independent third party; the Company has a 30% working interest in the prospect. The Company and its exploration partners have nine gas wells at the Slater Dome Prospect. All of the wells have provided indications of the presence of economic quantities of natural gas. However, no estimate can be made at this time as to proven oil and natural gas reserves nor can the preliminary results of the development efforts be considered commercial, or proven conclusively, until gas has been produced into a pipeline for at least six months.

New Frontier Energy, and its partners, anticipate drilling up to four additional coalbed methane wells in 2005 as well as implementing an extensive seismic survey and exploration program over the Slater Dome prospect.

Paul G. Laird, New Frontier Energy, Inc.‘s President and CEO, said “The Slater Dome Prospect has grown steadily since our initial discovery in 1998. We are pleased to report that we can evaluate our drilling program based upon the production from our wells. We look forward to continuing our exploration efforts in the Slater Dome Prospect area as well as other areas of the Rocky Mountains for years to come.

About New Frontier Energy, Inc.

New Frontier Energy, Inc. is an independent energy company engaged in the exploration, development and production of natural gas and oil and the acquisition of natural gas and oil properties. The company’s current and primary focus is on the development and expansion of the Slater Dome coalbed methane project located in the Sand Wash Basin in northwest Colorado and southwest Wyoming. New Frontier Energy, Inc. also holds 28 different leasehold interests in approximately 40,000 gross acres in its Nucla Prospect located in southwest Colorado. The company’s common stock is listed on the over the counter bulletin board under the symbol “NFEI”.

For further information contact:

Paul G. Laird, President/CEO
Phone: 303-730-9994
Forward-looking Statements

The statements contained in this press release which are not historical fact are forward looking statements that involve certain risks and uncertainties including, but not limited to, decreases in prices for natural gas and crude oil, unexpected decreases in gas and oil production, the timeliness, costs and success of development activities, unanticipated delays and costs resulting from regulatory compliance, and other risk factors described from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission. No assurances can be given that these statements will prove to be accurate. A number of risks and uncertainties could cause actual results to differ materially from these statements. While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.